To the Shareholders and Board of Directors of Stock Dividend Fund, Inc.

We have examined management's assertion about
Stock Dividend Fund, Inc.?s compliance with the requirements of subsections (b) and (c) of rule
17f-2 under the Investment Company Act of 1940 (the
"Act") as of December 31, 2022 included in the accompanying Management Statement Regarding
Compliance with Certain Provisions of the Investment
 Company Act of 1940. Management is responsible for the Company?s compliance with those requirements.
 Our responsibility is to express an opinion on management's assertion about the Company?s compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the
Company?s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2022 and with respect to agreement of security purchases and sales, for the period from January 1, 2022 through December 31, 2022:

*	Confirmation of all securities held by Charles
 Schwab & Co. in book entry form;
*	Reconciliation of all such securities to the
 books and records of the Fund and the Charles Schwab
& Co.;
*	Agreement of security purchases and security
 sales, on a test basis, from January 1, 2022 to December 31, 2022 from the books and records of the Fund to broker confirmations.
We believe that our examination provides a reasonable
 basis for our opinion. Our examination does not provide a legal determination on the Company?s compliance with specified requirements.

In our opinion, management's assertion that Stock
 Dividend Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2022, with respect to securities reflected in the investment account of the Company is fairly
stated, in all material respects.  This report is
 intended solely for the information and use of management of Stock Dividend Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


/s/ Turner, Stone & Company, LLP


Dallas, Texas
February 17, 2023